EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING
ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
8/8/20111	Sale	$14.9080	400
8/9/20112	Sale	14.9317	12500
8/10/20113	Sale	15.0019	20975
8/11/20114	Sale	15.1245	47125
8/12/20115	Sale	15.0524	13709
8/15/20116	Sale	15.1485	5784

1 This transaction was executed in multiple trades at prices ranging from $14.90 - 14.93.
2 This transaction was executed in multiple trades at prices ranging from $14.90 - 15.01.
3 This transaction was executed in multiple trades at prices ranging from $14.75 - 15.23.
4 This transaction was executed in multiple trades at prices ranging from $15.05 - 15.25.
5 This transaction was executed in multiple trades at prices ranging from $15.00 - 15.16.
6 This transaction was executed in multiple trades at prices ranging from $15.04 - 15.20.